Exhibit 5.1

ERWIN THOMPSON FAILLERS

241 RIDGE STREET, SUITE 210	OFFICE (775) 786-9494
RENO, NEVADA 89501	DIRECT (775) 825-4300
THOMAS P. ERWIN	FAX (775) 786-1180

FRANK W. THOMPSON	jfaillers@renolaw.com
JEFF N. FAILLERS	renolaw.com

February 14, 2022

JR Resources Corp.
1588-609 Granville Street
Vancouver, BC V7Y 1G5

Re:       Registration Statement on Form S-4

Dear Ladies and Gentlemen:

We have acted as special counsel to JR Resources Corp., a Nevada corporation (the “Company”), in connection with the registration statement on Form S-4 filed by the Company with the Securities and Exchange Commission (the “Commission”) (as the same may be amended from time to time, the “Registration Statement”, to which this opinion is an exhibit) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed issuance of up to 75,332,787 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), and up to 7,616,374 shares of the Company’s common stock underlying warrants (together with the Shares, the “Securities”) in connection with the mergers contemplated by the Amended and Restated Agreement and Plan of Merger, dated September 10, 2021, as amended (the “Merger Agreement”), by and among Dakota Territory Resource Corp., a Nevada corporation, the Company, DGC Merger Sub I Corp., a Nevada corporation, and DGC Merger Sub II LLC, a Nevada limited liability company.

We have examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Company and of public officials.

Based on the foregoing, we are of the opinion that the Securities, when issued, delivered and paid for pursuant to the terms of the Merger Agreement, as contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

Our opinions expressed above are limited to the laws of the State of Nevada.

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JR Resources Corp.

Registration Statement on Form S-4

February 14, 2022

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Jeff N. Faillers

Jeff N. Faillers